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                                                                   EXHIBIT 99.3

                              IKOS SYSTEMS, INC.
                   Proxy for Special Meeting of Stockholders
                      Solicited by the Board of Directors

   The undersigned hereby appoints Ramon A. Nunez and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of common stock of IKOS Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of
Stockholders of said Company to be held at [      ] on [     ,  , 2001 at
10:00 a.m. Pacific Standard Time], and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

   A vote FOR the following proposal is recommended by the Board of Directors:

     1. To adopt the agreement and plan of merger and reorganization, dated July 2, 2001, as amended, by and among Synopsys, Inc., Oak Merger Corporation, a wholly-owned subsidiary of Synopsys, and the Company pursuant to which, among other things, Oak Merger Corporation will merge with and into IKOS and IKOS will become a wholly-owned subsidiary of Synopsys and each outstanding share of IKOS common stock will be converted into the right to receive the number of shares (or fraction of a share) of Synopsys common stock prescribed by the agreement.

                    [_] FOR         [_] WITHHELD       [_] ABSTAIN

     2. To transact such other business as may properly come before the special meeting.

   The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                                         Dated
                                               ________________________________
                                               (Be sure to date Proxy)

                                               ________________________________
                                               Signature(s)

                                               ________________________________
                                               Print Name(s)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.